Exhibit 99.1

                                                          INVESTOR CONTACT:
                                                                   Tim Iris
                                                      Phone: (631) 847-3169
                                                          tiris@gensemi.com

                                                            MEDIA CONTACTS:
                                    George Sard/David Reno/Jonas Leddington
                                                    Citigate Sard Verbinnen
                                                      Phone: (212) 687-8080

FOR IMMEDIATE RELEASE


       GENERAL SEMICONDUCTOR UPDATES SECOND QUARTER BUSINESS OUTLOOK

MELVILLE, NY - JUNE 15, 2001 - GENERAL SEMICONDUCTOR, INC. (NYSE:SEM), a leading manufacturer of power management devices, today updated its business outlook for the second quarter. Due to a continued weakness in demand from most of its end markets, the Company expects second quarter revenues to be down 15 to 17 percent from the $102.0 million reported in the previous quarter. The Company expects diluted earnings per share for the second quarter of about $0.01 to $0.03.

Ronald A. Ostertag, Chairman and Chief Executive Officer of General Semiconductor, said, "The semiconductor business is a cyclical business, and, like our peers, our revenues have been affected by the current market environment. We believe this slowdown to be temporary, and are confident that our power management strategy will provide strong long-term growth for General Semiconductor. New product sales continue to grow, and we remain committed to maintaining our increased level of investment in new product development, currently up 65 to 75 percent over 2000."

Mr. Ostertag continued, "We are seeing signs that the business is stabilizing. Cancellation rates have decreased since the first quarter and new orders have increased in May and early June compared to the very weak levels recorded in April.

"With the weak market conditions negatively affecting our margins, we are also reviewing all of our operations in order to maximize our profitability and further streamline the business. At the same time, we are working to make sure that we are fully prepared to capitalize on the recovery in demand for our power management products."

General Semiconductor will announce second quarter results on July 19, 2001.

ABOUT GENERAL SEMICONDUCTOR

General Semiconductor, Inc. is a market leader in the design, manufacture and distribution of power semiconductor components. The Company provides customers with a broad array of power management products including rectifiers, transient voltage suppressors, small signal transistors, diodes and MOSFETs and Analog ICs. Its global customer base includes original equipment manufacturers, electronic distributors and contract equipment manufacturers. Key markets for its products include automotive, computers, consumer and telecommunications equipment.

                   VISIT OUR WEBSITE AT: www.gensemi.com
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The information set forth above includes "forward-looking" information and, accordingly, the cautionary statements contained in Exhibit 99 to the Company's Form 10-K and Form 10-Q filings with the Securities and Exchange Commission are incorporated herein by reference. General Semiconductor's actual results could differ materially from the "forward-looking" information in this press release.